EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Employment Agreement”) is made and entered into as of March 13, 2007, by and between Measurement Specialties, Inc., a New Jersey corporation with corporate offices located in Hampton, Virginia (the “Employer”), and Mark Thomson (the “Executive”). The Employer and the Executive are sometimes individually referred to herein as a “Party” or collectively referred to herein as the “Parties.”

WHEREAS, Employer desires to employ Executive and Executive desires such employment, pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and mutual covenants and obligations hereinafter set forth, and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Employer and the Executive hereby agree as follows:

1. Effective Date and Employment Term.

(a) Effective Date. Subject to the provisions of Section 3(a) hereof, this Employment Agreement shall be effective as of March 13, 2007 (the “Effective Date”).

(b) Employment Term. The term (the “Initial Term”) of the Executive’s employment under this Employment Agreement shall commence on April 2, 2007 and continue until the five (5) year anniversary of such date, unless sooner terminated pursuant to Section 4. Notwithstanding the foregoing, this Employment Agreement shall be automatically renewed for successive one-year terms (each, a “Renewal Term,” and all Renewal Terms together with the Initial Term, the “Employment Term”) unless either Party gives written notice to the other, not less than sixty (60) days prior to the end of the Initial Term or any Renewal Term, as the case may be, of such Party’s intention not to renew this Employment Agreement.

2. Position, Duties, Reporting, Operations and Other Activities.

(a) Position and Duties. The Employer hereby employs the Executive and the Executive hereby accepts employment with the Employer to serve as Chief Financial Officer. Executive shall perform the services and duties attendant to such office as set forth herein or in the Bylaws of the Employer, subject in all respects to the direction and supervision of the Board of Directors of the Employer, provided that such services and duties are consistent with the normal and customary responsibilities of a Chief Financial Officer and that Executive retains the position of Chief Financial Officer. As Chief Financial Officer, the Executive shall report directly to the Chief Executive Officer and the Board of Directors of the Employer. The Executive shall serve the Employer faithfully and diligently and shall devote his full professional time and attention (except for vacation, sick leave, and other excused leaves of absence) to the performance of his services under this Agreement. The Executive shall at all times act in good faith and in the interests of the Employer and its affiliates. The Executive shall provide services at the Employer’s place of employment, currently located in Hampton, Virginia subject to any relocation which will not trigger clause (iii) of the definition of “Good Reason” in Section 4(c)(4) hereto or which is consented to by the Executive.

(b) Other Activities. Except upon the prior approval of the Employer, during the Employment Term, the Executive will not: (i) accept any other employment; (ii) accept any position as a director or officer of any business or organization other than the Employer and its affiliates (other than positions with a reasonable number of charitable organizations) or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is competitive with, or that places him or any other business or company in a competing position to Employer and their respective affiliates.

3. Compensation and Other Benefits.

(a) Compensation. In consideration of the services to be rendered by the Executive during the Employment Term, the Employer shall pay to the Executive, and the Executive agrees to accept from the Employer, a salary of $230,000 per year (the “Salary”), payable in accordance with the Employer’s payroll practices in effect during the course of this Employment Agreement. The Board of Directors of the Employer or Compensation Committee shall review the Salary on an annual basis and consider, at its discretion, any increases thereof.

(b) Annual Bonus. During the Employment Term, the Executive shall be eligible for an annual bonus of up to 40% of his Salary based on minimum Employer performance standards and individual performance standards to be determined on an annual basis by management of Employer (the “Annual Bonus”); provided that with respect to the first year of the Initial Term, the Executive shall receive a guaranteed minimum bonus of $45,000. The Employer shall pay the Executive the Annual Bonus consistent with its normal bonus practices provided, however, that the Employer shall pay the bonus to the Executive no later than the 15th day of the third month following the end of the Employer’s fiscal year to which the bonus relates.

(c) Expenses. The Employer shall reimburse the Executive for reasonable travel and other business expenses (“Business Expenses”), which are properly documented and consistent with the Employer’s expense policies, incurred by the Executive in the performance of his duties hereunder in accordance with the Employer’s general policies, as they may be amended from time to time during the course of this Employment Agreement.

(d) Benefits. The Executive shall be entitled to take up to four weeks of paid vacation per year, subject to accrual and carryover into the next year of a maximum of one week of unused vacation consistent with the written vacation pay policies of the Employer applicable to similarly-situated Executives, and the Executive shall be entitled to participate in the same health, disability, retirement and other employee benefits as are generally provided to executive employees of the Employer in accordance with such terms, conditions and eligibility requirements as may from time to time be established by the Employer for its executive employees generally.

(e) Stock Options. On the first day of the calendar month immediately following the calendar month in which the Executive begins employment, the Employer shall grant to the Executive an option to purchase up to 75,000 shares of the Employer’s Common Stock at an exercise price per share equal to the fair market value of a share of the Employer’s Common Stock on the date of such grant (the “Option”), of which 50,000 shares shall vest over a five (5) year period in equal 20% installments on each of the next five anniversaries of the date of the grant based solely on the continued employment of the Executive with the Employer, and the remaining 25,000 shall be subject to vesting conditions based upon performance targets to be determined by the Compensation Committee, up to a maximum of 5,000 shares vesting per year on each of the next five anniversaries of the date of the grant. The Option shall be granted pursuant to the Employer’s 2006 Stock Option Plan by the Compensation Committee of the Employer’s Board of Directors in accordance with the Employer’s normal option grant procedures, and shall be subject to the terms, conditions and provisions thereof and of the certificate or agreement evidencing the Option. The options to purchase up to 50,000 shares that will vest over a five (5) year period in equal 20% installments will be designed to be incentive stock options within the meaning of Section 422 of the Internal Revenue Code (the “Code”) up to the maximum $100,000 per year limit.

(f) Harvard Business School General Manager Program. Notwithstanding any other provision of this Agreement, the Employer acknowledges that the Executive is currently enrolled in the Harvard Business School General Manager Program (the “Program”) which is scheduled to end around the middle of May 2007. The Employer agrees to act as an employer sponsor of the Executive in connection with his participation in the Program and to treat the Executive as fully employed while he is participating in the Program; provided, however, the Employer assumes no financial obligation to the Executive or to the Program with respect to the costs and expenses associated with the Program.

4. Termination of Employment.

(a) By Death. If the Executive dies prior to the expiration of the Employment Term, the Employer will pay to his beneficiaries or estate in a lump sum, within thirty (30) days of his death (or, solely with respect to the Annual Bonus, as soon as practicable after determination of the Annual Bonus consistent with the Employer’s normal bonus determination practices but not later than the 15th day of the third month following the end of the Employer’s fiscal year to which the bonus relates), (i) the unpaid portion of his Salary earned through the date of his death, together with the amount of any accrued but unpaid Annual Bonus which was earned in the prior completed fiscal year (disregarding any requirement that Executive be employed on the date of payment of the bonus), (ii) unreimbursed business expenses properly documented in accordance with the Employer’s then existing expense policies and (iii) accrued but unused vacation. Thereafter, the Employer’s obligations hereunder shall terminate.

(b) By Disability. If the Executive becomes “Permanently Disabled” (as defined below) prior to the expiration of the Employment Term, then the Employer shall be entitled to terminate his employment, subject to the requirements of applicable law, and the Executive shall be entitled to receive disability benefits in accordance with any applicable disability policy maintained by the Employer as of the date of such disability. In the event of such termination, the Employer shall pay to the Executive in a lump sum, within ten (10) days of his termination (or, solely with respect to the Annual Bonus, as soon as practicable after determination of the Annual Bonus consistent with the Employer’s normal bonus determination practices but not later than the 15th day of the third month following the end of the Employer’s fiscal year to which the bonus relates), (i) the unpaid portion of his Salary earned through the date of termination, together with the amount of any accrued but unpaid Annual Bonus which was earned in the prior completed fiscal year (disregarding any requirement that Executive be employed on the date of payment of the bonus), (ii) unreimbursed business expenses properly documented in accordance with the Employer’s then existing expense policies and (iii) accrued but unused vacation. Thereafter, the Employer’s obligations hereunder shall terminate. For the purposes of this Employment Agreement, the Executive shall be deemed “Permanently Disabled” when the Board of Directors of Employer determines, in good faith, that the Executive has suffered a physical or mental disability that prevents the Executive from performing the essential duties of his position with reasonable accommodations as may be required by law: (i) for a period of ninety (90) consecutive calendar days; or (ii) for an aggregate of one hundred twenty (120) business days in any twelve (12) month period.

(c) By the Executive for Good Reason; by the Employer Other than for Cause.

(1) The Executive may terminate, without liability, his employment for “Good Reason” (as defined below) upon advance written notice of thirty (30) days to the Employer. The Employer may terminate the Executive “Other than for Cause” (as defined below) upon advance written notice of thirty (30) days to the Executive. Upon a termination of Executive’s employment Other than for Cause or for Good Reason, Executive shall be entitled to receive from the Employer the following sums, each payable within the time frame set forth herein: (i) in a lump sum the amount of Executive’s Salary accrued through the date of termination and unpaid, together with the amount of any accrued but unpaid Annual Bonus earned in the prior completed fiscal year (disregarding any requirement that Executive be employed on the date of payment of the bonus), to be paid within twenty (20) business days after the date of termination (or, solely with respect to the Annual Bonus, as soon as practicable after determination of the Annual Bonus consistent with the Employer’s normal bonus determination practices but not later than the 15th day of the third month following the end of the Employer’s fiscal year to which the bonus relates), (ii) subject to Section 4(c)(2), an additional amount equal to 100% of Executive’s Annual Salary as in effect at the date of termination, to be paid in equal installments over the course of one year following the date of termination in accordance with the Employer’s payroll practices then in effect, beginning with the first payroll payment date beginning after the date of termination, (iii) the amount of any outstanding business expenses that were incurred by Executive prior to the date of termination but not reimbursed as of such date, to be paid in a lump sum within twenty (20) business days after the date of termination, and (v) a lump sum payment for accrued but unused vacation to be paid within twenty (20) business days after the date of termination. Thereafter, except as specifically excluded from the Release (as hereinafter defined), the Employer’s obligations hereunder shall terminate.

(2) The payments and benefits provided for in Section 4(c)(1)(ii) are contingent on (x) the receipt by the Employer of a release (the “Release”) executed by the Executive in the form attached as Exhibit A (which is to be executed and delivered by the Executive following Executive’s termination), and (y) the lapse of the seven day revocation period set forth in the Release without receipt by the Employer of a notice of revocation. The Executive acknowledges that to the extent the Employer does not receive a Release in the form attached as Exhibit A executed by Executive on or within twenty-one (21) days after Executive’s termination or if the Release is revoked by the Executive during the seven day revocation period, the Executive shall not be entitled to the payments and benefits provided for in Section 4(c)(1)(ii). The Executive acknowledges and agrees that, to the extent he delivers the Release and accepts the payments and benefits provided for in Section 4(c)(1)(ii), the payments and benefits provided for in Section 4(c)(1)(ii) of this Agreement are the sole and exclusive remedies of the Executive against the Employer and its affiliates if the employment of the Executive is terminated pursuant to this Section 4(c); provided, however, that the Executive shall retain all of the claims excluded in the Release.

(3) Upon a termination of Executive’s employment Other than for Cause or for Good Reason, a pro rata portion of the annual installment of the Option otherwise vesting as of the end of the fiscal year in which the termination of the Executive’s employment occurs shall be deemed to have vested as of the date of termination in proportion to the percentage of the fiscal year for which the Executive was actually employed by the Employer.

(4) For the purposes of this Employment Agreement, “Good Reason” shall exist for a period of sixty (60) days after the occurrence of any of the following events: (i) the Employer shall continue to be in default of any obligations under this Employment Agreement after the Executive has given the Employer notice of such default and an opportunity to cure such default within ten (10) days of receipt of such notice; (ii) there is any material diminution in the title, job responsibilities, authority, powers or duties of the Executive, provided, however, that a change in the Executive’s reporting structure shall not constitute a diminution of the Executive’s title, job responsibilities, authority, powers or duties; (iii) the Employer’s place of employment is relocated beyond twenty-five (25) miles from Hampton, Virginia; or (iv) there is any reduction of Executive’s Annual Bonus target percentage. If the Executive elects not to terminate his employment within sixty (60) days after the occurrence of any event specified above, the Executive shall be deemed to have consented to the occurrence of such event and any subsequent termination by the Executive of his employment which he claims to be result thereof shall nonetheless be deemed a termination by the Executive other than for Good Reason.

(5) “Other than for Cause” shall mean any termination by the Employer of the Executive’s employment other than pursuant to Section 4(b) or 4(e). In the event that this Employment Agreement is not renewed by the Employer upon the expiration of the Initial Term or any Renewal Term pursuant to Section 1(b) hereof, such non-renewal shall be deemed a termination of the Executive’s employment Other than for Cause and shall entitle the Executive to the payments and benefits set forth in Section 4(c)(1).

(d) By the Executive other than for Good Reason. If the Executive terminates his employment for any reason other than for Good Reason then all the Employer’s obligations hereunder shall immediately terminate, except that the Employer shall pay to the Executive in a lump sum, within ten (10) business days (or, solely with respect to the Annual Bonus, as soon as practicable after determination of the Annual Bonus consistent with the Employer’s normal bonus determination practices but not later than the 15th day of the third month following the end of the Employer’s fiscal year to which the bonus relates), (i) the unpaid portion of his Salary earned through the date of termination, together with the amount of any accrued but unpaid Annual Bonus earned in the latest completed fiscal year (disregarding any requirement that Executive be employed on the date of payment of the bonus), (ii) accrued but unused vacation and (iii) unreimbursed business expenses properly documented in accordance with the Employer’s then existing expense policies incurred through the date of such termination.

(e) By the Employer for Cause. If the Employer terminates the Executive for Cause, then all of the Employer’s obligations hereunder shall immediately terminate, except that the Employer shall pay to the Executive, within ten (10) business days, the portion of his Salary earned through the date of termination and unreimbursed Business Expenses properly documented in accordance with the Employer’s then existing expense policies incurred through the date of such termination. For purposes of this Employment Agreement, “Cause” shall mean: (i) any act or omission that constitutes a material breach by the Executive of any of his obligations under this Employment Agreement or any material written policy of the Employer or any of its affiliates of which the Executive has been given prior notice; (ii) the failure or refusal by the Executive to follow any lawful reasonable direction of the Chief Executive Officer or the Board of Directors of the Employer that is material and is consistent with the Executive’s obligations under this Employment Agreement; or (iii) the conviction of the Executive (including a nolo contendere or guilty plea) of a felony or a crime involving fraud, misappropriation or dishonesty. Notwithstanding the foregoing, the occurrence of an event described in clause (i) or (ii) above shall not constitute Cause unless and until the Employer has provided the Executive with written notice of the event and action required to remedy the same, including a description and details of same, and (x) the Executive has failed to remedy the same within ten (10) business days of such notice, or (y) if such conduct is not remediable by diligent efforts within ten (10) business days, but the Executive has commenced diligent action to remedy such situation within ten (10) business days, the Executive has failed to remedy the same with twenty (20) business days of such notice.

(f) Termination of Employment. For purposes of this Agreement, any references to a termination of employment or to the time at which the Executive terminates his employment will be construed consistent with a “separation from service” within the meaning of Section 409A of the Code.

5. Proprietary Information.

(a) For purposes of this Employment Agreement, “Proprietary Information” shall mean all proprietary, secret or confidential information pertaining to the business and affairs of the Employer and its respective affiliates (whether or not such information is in written form). Without limiting the generality of the foregoing, Proprietary Information shall include: (i) client lists, lists of potential clients and details of agreements with clients; (ii) acquisition, expansion, marketing, financial and other business information, projections and plans; (iii) research and development; (iv) computer programs and computer software; (v) sources of supplies and supplier lists; (vi) identity of specialized consultants and contractors and Proprietary Information that is developed or learned by the Executive in the course of his relations with the Employer and its affiliates; (vii) purchasing, operating and other cost data; (viii) special client needs, cost and pricing data; (ix) employee information; (x) all Proprietary Rights, which shall mean the following: (A) any and all patents and patent applications (including all provisional, divisions, continuations, continuations in part, and reissues), patentable inventions, and business methods; (B) all registered and unregistered fictional business names, trade names, trademarks, service marks, and registered domain names and all applications with respect to any of the foregoing; (C) registered and unregistered copyrights in both published works and unpublished works and copyrightable subject matter, including software; and (D) all know-how, trade secrets, customer lists, confidential information, technical information, data, process technology, plans, drawings, and blueprints.); and (xi) all data, concepts, ideas, findings, discoveries, developments, programs, designs, inventions, improvements, methods, practices and techniques, whether or not patentable, relating to present and planned future activities and the products and services of the Employer and their respective affiliates. Proprietary Information also includes information recorded in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified as Proprietary Information, as well as information that is the subject of meetings and discussions and not so recorded; provided, however, that Proprietary Information shall not include any information which (i) is or becomes generally available to the public other than as a result of disclosure by the Executive, (ii) was or becomes available to the Executive on a non-confidential basis from a third party, which source is not bound by a confidentiality agreement or other duty of confidentiality with respect to such Proprietary Information, or (iii) disclosure was specifically authorized in writing by the Employer. In the event that the Executive becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, criminal or civil investigative demand or other legal process or requirement) to disclose any Proprietary Information, the Executive shall be entitled to disclose any Proprietary Information he is legally compelled to disclose and will provide the Employer with prompt written notice of such request or requirement so that the Employer, at the Employer’s expense, may seek a protective order or other appropriate remedy or relief and/or waive compliance with the provisions of this Employment Agreement prior to such disclosure and consult with the Executive to a reasonable extent on the advisability of taking steps to resist or narrow the scope of such request or requirement.

(b) General Restrictions on Use. The Executive agrees to hold all Proprietary Information in strict confidence and trust for the sole benefit of the Employer and its affiliates, as the case may be, or, with regard to Proprietary Information that is the property of a customer or client of the Employer, for the sole benefit of such entity, and to not, directly or indirectly, disclose, use, copy, publish, summarize, or remove from the premises of the Employer or its affiliates, without the prior written consent of the Employer, any Proprietary Information except during the Employment Term to the extent necessary to carry out the Executive’s responsibilities under this Employment Agreement.

(c) The Executive hereby represents to Employer that he is not a party to, or obligated by, any restrictive covenant or any other obligation or agreement that would interfere with the performance of his obligations under this Employment Agreement or limit in any way his ability to render services to Employer or their respective affiliates.

(d) (1) The Executive, as part of the consideration for this Employment Agreement and for his continued employment by the Employer, hereby assigns to the Employer, to the extent permitted by applicable law, the entire right, title, and interest in and to any and all inventions, know-how, technology, copyrights, trade secrets, improvements, plans and specifications and any and all proprietary rights of any nature whatsoever: (i) which he alone, or in conjunction with others, may make, conceive or develop while he is employed by the Employer; and (ii) which relate to or derive from any subject matter or problem with respect to which the Executive shall have become informed by reason of his relations with the Employer or any affiliate, or to any product or process involved in the business of the Employer or any affiliate.

(2) The Executive further agrees that he will promptly disclose fully to the Employer such inventions, trade secrets, improvements, plans and specifications and will at any time render to the Employer such reasonable cooperation and assistance (excluding financial assistance) as the Employer may deem to be advisable in order to obtain copyrights or patents, as the case may be, on or otherwise perfect or defend the Employer’s rights in each such invention, trade secret, improvement, plan or specification, including, but not limited to, the execution of any and all applications for copyrights or patents, assignments of copyrights or patents and other instruments in writing which the Employer, its officers or attorneys may reasonably deem necessary or desirable, and the aforesaid obligation shall be binding on the assigns, executors, administrators and other legal representatives of the Executive.

(3) The Executive hereby constitutes and appoints the Employer, its successors and assigns, the true and lawful attorney-in-fact of the Executive with full power of substitution, for him and in his name and stead or otherwise, but at the sole expense and on behalf of and for the benefit of the Employer, its successors and assigns, to institute and prosecute from time to time, any proceedings at law, in equity or otherwise, that the Employer, its successors or assigns, may reasonably deem proper in order to assert or enforce any claim, right, or title of any kind in and to the inventions, trade secrets and improvements described under this Section 5(d), to defend and compromise any and all actions, suits or proceedings in respect of any of said inventions, trade secrets and improvements and, generally to do any and all such acts and things in relation thereto as the Employer, its successors and assigns, reasonably shall deem advisable, including, but not limited to, execution of any and all applications, assignments and instruments contemplated under this Section 5(d). The Executive declares that the appointment hereby made and the powers hereby granted are coupled with an interest and shall be irrevocable by the Executive.

6. Restrictive Covenant.

(a) During the Employment Term, and for a period of two (2) years following the termination thereof for any reason, the Executive will not, directly or indirectly, work as an employee, consultant, agent, principal, partner, manager, stockholder, officer, director or in any other capacity, for any person or entity inside or outside the United States of America who or which is engaged in the business of designing and manufacturing sensors and sensor-based products. The restriction in the preceding sentence shall not apply to ownership of less than five percent (5%) of the issued and outstanding capital of stock of any corporation that is publicly traded and for which capital stock selling and asking prices are published from time to time in The Wall Street Journal.

(b) During the Employment Term, and for a period of two (2) years following the termination thereof for any reason, the Executive will not, directly or indirectly, either for himself, or on behalf of any other business enterprise, directly or indirectly, under any circumstance (i) solicit for employment any person who is employed by the Employer or any of its subsidiaries during the period of the Executive’s service to the Employer, (ii) induce any person who is employed by the Employer to terminate his or her employment with the Employer or any of its subsidiaries, or (iii) call on or solicit any person or entity who or which is a customer of the Employer or any of its subsidiaries.

(c) It is expressly agreed by the Executive that the nature and scope of each of the provisions set forth above in this Section 6 are reasonable and necessary. If, for any reason, any aspect of the above provisions as it applies to the Executive is determined by a court of competent jurisdiction to be unreasonable or unenforceable, the provisions shall only be modified to the minimum extent required to make the provisions reasonable and/or enforceable, as the case may be.

(d) This Section 6 shall survive the expiration or termination of this Employment Agreement for any reason.

7. Assignment.

(a) No Assignment by the Executive. Neither this Employment Agreement nor any right or interest hereunder shall be assignable by the Executive, his beneficiaries, or legal representatives without the Employer’s prior written consent; provided, that nothing in this Section 7(a) shall preclude the Executive from designating a beneficiary to receive, upon his death, any benefit payable hereunder, or the executors, administrators, or other legal representatives of the Executive’s estate from assigning any rights hereunder to the person or persons entitled thereto.

(b) Assignment to Receive Payments. Except as otherwise required by law, without the Employer’s prior written consent, no right of the Executive to receive payments under this Employment Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to exclusion, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

8. “Key Man” Life and Disability Insurance. The Employer may, in its discretion, apply for and procure, in its own name and for its own benefit, life insurance and disability insurance with regard to the Executive, in any amount or amounts that the Employer may deem advisable. In connection therewith, the Executive shall submit to any reasonable medical or other examination, and execute and deliver any application or other instrument, as reasonably requested by the Employer. Nothing herein shall obligate the Employer to establish, maintain or continue any such insurance arrangement.

9. Notices. All notices, requests, claims, demands, and other communications under this Employment Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such address for a party as shall be specified by like notice):

If to the Employer:

Measurement Specialties, Inc.
1000 Lucas Way
Hampton, VA 23666
Attention: Frank Guidone, President and CEO

With a copy to:

Debra Groisser, Esq.
McCarter & English, LLP
Four Gateway Center
100 Mulberry Street
Newark, New Jersey 07102

If to the Executive:

Mark Thomson
3425 Frances Berkeley
Williamsburg, Virginia 23188

With a copy to:

Jeffery R. Banish, Esq.
Hunton & Williams LLP
Bank of America Plaza, Ste 4100
600 Peachtree Street, N.E.
Atlanta, GA 30308

10. Entire Agreement. The terms of this Employment Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Employer and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Employment Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any judicial, administrative, or other legal proceeding involving this Employment Agreement.

11. Amendments; Waivers. This Employment Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and by a duly authorized representative of the Employer other than the Executive. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Employment Agreement that such other party was or is obligated to comply with or perform; provided that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein, or by law or in equity.

12. Confidentiality. The Executive agrees that the terms and conditions of this Employment Agreement are confidential and shall not be disclosed by the Executive to any third parties, other than the Executive’s immediate family members, lawyers, accountants and other professional advisors, unless such disclosure is required by law.

13. Governing Law.  The validity, interpretation, enforceability, and performance of this Employment Agreement shall be governed by and construed in accordance with the law of the State of Virginia, without giving effect to conflict of laws principles.

14. Consent to Jurisdiction. Without in any manner limiting the provisions of this Employment Agreement, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Employment Agreement may be brought exclusively in the courts of the State of Virginia, or, if it has or can acquire jurisdiction, in the United States District Court for the district of Virginia, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. The foregoing shall not limit the rights of any party to bring the legal action or proceeding or to obtain execution of judgment in any appropriate jurisdiction. Each of the parties hereto further agrees that final judgment against it in any such action or proceeding shall be conclusive and may be enforced by any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence thereof.

15. Remedies. Except as otherwise provided in this Employment Agreement and in the Release attached as Exhibit A hereto (which is the form of Release to be executed and delivered by Executive following Executive’s termination), (i) none of the remedies provided in this Employment Agreement are the exclusive remedy of a party for breach of this Employment Agreement and (ii) the parties hereto shall have the right to seek any other remedy in law or equity, including without limitation an action for damages for breach of contract.

16. Additional Executive Acknowledgment. The Executive acknowledges: (i) that he has been advised by Employer to consult with independent counsel of his own choice concerning this Employment Agreement and has been provided the opportunity to do so; and (ii) that he has read and understands the Employment Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

17. Binding Effect. This Employment Agreement shall be binding upon and shall inure to the benefit of the Employer and its respective successors and assigns, but the rights and obligations of the Executive are personal and may not be assigned or delegated without the Employer’s prior written consent.

18. Invalid Provisions. The invalidity or unenforceability of a particular provision of this Employment Agreement shall not affect the enforceability of any other provisions hereof and this Employment Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

19. Counterparts; Facsimile. This Employment Agreement may be executed by facsimile and in two or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

20. Delay of Payment. Notwithstanding any other provision of this Agreement, if the Executive is a “specified employee,” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code, no payments or benefits (which are not otherwise exempt) may be paid or provided hereunder before the date which is six months after the Executive’s separation from service or, if earlier, his death. The amounts that would have otherwise been required to be paid, and the benefits that would have otherwise have been provided during such six months or, if earlier until Executive’s death, shall be paid to the Executive in one lump sum cash payment as soon as administratively practicable after the date which is six months after the Executive’s separation from service or, if earlier, after the Executive’s death. Any other payments scheduled to be made or benefits scheduled to be provided after such period shall be made and provided at the times otherwise designated in this Agreement disregarding the delay of payment for the payments and benefits described in this Section 20.

21. Section 409A. This Agreement is intended to comply with the applicable requirements of Section 409A of the Code and shall be construed and interpreted in accordance therewith.

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IN WITNESS WHEREOF the parties have duly executed this Employment Agreement as of the date first written above.

MEASUREMENT SPECIALTIES, INC.

By:	/s/ Frank Guidone
Name: Frank Guidone Title: President and CEO

EXECUTIVE
/s/ Mark Thomson
Mark Thomson